Exhibit 99
Schlumberger Announces Management Succession
PARIS, July 21, 2011 — The Board of Directors of Schlumberger Limited [NYSE:SLB] announced today that Andrew Gould, Chairman and Chief Executive Officer of Schlumberger Limited will retire as Chief Executive Officer effective August 1st 2011. Mr. Gould will continue to serve as Chairman of the Board until the annual general meeting of the company’s stockholders in April 2012. It is the Board’s intention that its directors will select the current independent lead director, Tony Isaac, to be the new non-executive Chairman upon Mr. Gould’s departure.
Andrew Gould will be succeeded as Chief Executive Officer by Paal Kibsgaard, Chief Operating Officer of Schlumberger Limited. During more than 14 years of employment with the company, Mr. Kibsgaard has held operational and management responsibility in the Middle East, Europe and the U.S., and has been involved in all aspects of the company’s operations. Prior to his appointment as Chief Operating Officer, Mr. Kibsgaard served as President of the Reservoir Characterization Group after assignments as Vice President, Engineering, Manufacturing and Sustaining; and Vice President of Personnel following a series of earlier international positions.
Commenting on the move, Tony Isaac, the current independent lead director of the Schlumberger Board remarked, “The Board joins me in thanking Andrew for his 36 years of service to Schlumberger and appreciates the significant contributions he has made in driving the company’s strong business results during his tenure as Chief Executive Officer. Mr. Isaac continued, “The Board welcomes Paal Kibsgaard as Chief Executive Officer, and is highly confident that Schlumberger will continue to grow and prosper under his leadership.”
Kibsgaard has served as Chief Operating Officer since February 2010, and as a member of the Schlumberger Limited Board since April 2011.
About Schlumberger
Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 110,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.
Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.45 billion in 2010. For more information, visit www.slb.com.
For further information, contact
Malcolm Theobald
Vice President of Investor Relations
Office +1 (713) 375-3535
investor-relations@slb.com
Stephen Whittaker
Director of Corporate Communications
Office + 33 1 4062 1308
swhittaker@slb.com